Exhibit 99.1

Corporate Contact:
EVC Group	BakBone Software
Jenifer Kirtland	Steve Martin
415-896-2005	858-795-7525

BakBone Software Announces Shareholder Approval and Court Approval for Plan of Arrangement with Quest Software

San Diego, Calif., January 12, 2011 – BakBone Software Incorporated (OTC Bulletin Board: BKBO) (“BakBone”) today announced that BakBone’s shareholders overwhelmingly approved the acquisition by Quest Software, Inc. (“Quest”) of all the outstanding securities of BakBone at a special meeting of shareholders held on January 11, 2010. The transaction was approved by 88% of the votes cast by the shareholders, voting together as a single class, and 81% of the votes cast by the common shareholders, excluding the votes cast by certain common shareholders.

Following the shareholders’ meeting, the Court of Queen’s Bench of Alberta approved the transaction. Pending the satisfaction of other customary closing conditions, Quest Software, Inc. (“Quest”) is expected to complete the acquisition of all of the issued and outstanding shares of BakBone for $0.33 per common share and $1.29 per preferred share and BakBone will become a wholly-owned subsidiary of Quest.

About BakBone Software

BakBone makes data protection a simple, straightforward process with an award-winning product suite. From real-time data protection to deduplication, disk-based and tape backup and application protection, BakBone’s solutions manage resources across all platforms, providing improved operational efficiency, reduced system downtime, improved data and application availability and enhanced security to support the business growth of enterprise environments. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra® and FASTRecover™ are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

Forward-Looking Statements

This press release includes predictions, statements and other information relating to Quest’s acquisition of BakBone that might be considered forward-looking statements. These forward-looking statements relate, but are not limited to the anticipated closing of the transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: risks that the transaction may not be completed or that completion could be delayed due to the failure to satisfy certain closing conditions. Other risks and uncertainties that may affect forward-looking statements include: risks that the transaction or related integration activity may disrupt current plans, projects and operations; reductions or delays in information technology spending; adverse changes in general economic or market conditions; risks associated with foreign operations; competitive factors, including industry consolidation, and new product and marketing initiatives by the company’s competitors; and other risks described from time to time in BakBone’s filings with the SEC. For a discussion of these and other related risks, please refer to BakBone’s recent SEC filings, including BakBone’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is available on the SEC’s website at www.sec.gov, and on SEDAR. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. BakBone undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.